Exhibit 10.15

VECTRUS SYSTEMS CORPORATION
EXCESS SAVINGS PLAN
Effective as of September 27, 2014

INTRODUCTION
The Vectrus Systems Corporation Excess Savings Plan (the “Plan”) first became effective as of September 27, 2014 (the “Effective Date”) following the spin-off of Vectrus, Inc. from Exelis Inc. (“Exelis” and the “Predecessor Corporation”) on September 27, 2014. Prior to the spin-off, the Predecessor Corporation maintained a similar plan, the Exelis Inc. Excess Savings Plan (the “Predecessor Plan”). Under the terms of the Employee Matters Agreement, the Predecessor Corporation agreed that the spinoff of Vectrus, Inc. from Exelis would not trigger a separation from service for purposes of IRC Section 409A for Vectrus Employees.

The Plan was created as a spin-off of the Predecessor Plan and to provide a means of restoring the contributions lost under the Vectrus 401(k) Plan (replacement plan for the Exelis Salaried Investment and Savings Plan) due to the application of the limitations imposed on qualified plans by Section 401(a)(17) of the Internal Revenue Code. The Plan shall remain in effect as provided in Section 6.01 hereof, and the Plan shall not deprive a Member of the right to payment of deferred compensation credited as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment.

The Predecessor Plan was created to provide a means of restoring the contributions lost under the Exelis Salaried Investment and Savings Plan due to the application of the limitations imposed on qualified plans by Section 401(a)(17) of the Internal Revenue Code. Effective as of January 1, 2012, the Predecessor Plan was amended to reflect an enhanced employer contribution formula provided under the Exelis Salaried Investment and Savings Plan and to cease salary deferrals by eligible employees effective as of January 1, 2012.

 All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

VECTRUS SYSTEMS CORPORATION EXCESS SAVINGS PLAN

ARTICLE I — DEFINITIONS

1.01	“Acceleration Event” shall mean “Acceleration Event” as that term is defined under the provisions of the Vectrus, Inc. 2014 Omnibus Incentive Plan.
1.02
“Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01 and earnings on those amounts pursuant to Section 3.02, and, with respect to an individual who becomes a Member of the Plan on the Effective Date and who immediately prior to the Effective Date was a member in the Predecessor Plan, the amount credited on the Member’s behalf under Section 3.01 of the Predecessor Plan prior to the Effective Date and transferred to this Plan with such amount adjusted as provided in Section 3.02.

1.03	“Associated Company” shall mean any division, unit, subsidiary, or affiliate of the Corporation which is an Associated Company as such term is defined in the Savings Plan.

1.04	“Beneficiary” shall mean the person or persons designated pursuant to the provisions of the Savings Plan to receive benefits under said Savings Plan after a Member’s death.
1.05	“Employee Matters Agreement” means the Employee Matters Agreement, by and between the Company and the Predecessor Corporation.
1.06
“Change in Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Corporation’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder .

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

1.07	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.08	“Committee” shall mean the Benefits Administration Committee under the Savings Plan.
1.09
“Company” shall mean the Corporation with respect to its employees or any Participating Corporation or Participating Division (as such terms are defined in the Savings Plan) authorized to participate in the Plan by the Corporation, with respect to each of its employees.

1.10	“Company Matching Contribution” shall have the meaning set forth in the Savings Plan.

1.11	“Corporation” shall mean Vectrus Systems Corporation, a Delaware corporation, or any successor by merger, purchase or otherwise.
1.12	“Effective Date” shall mean September 27, 2014.

1.13	“Eligible Employee” shall mean an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.

1.14	“Employee” shall have the meaning set forth in the Savings Plan.

1.15	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.16	“Excess Matching Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(a).

1.17
“Member” shall mean each Eligible Employee who participates in the Plan pursuant to Article II and each individual who was a member in the Predecessor Plan immediately prior to the Effective Date and had amounts transferred from the Predecessor Plan to this Plan effective as of the Effective Date.

1.18	“Plan” shall mean the Vectrus Systems Corporation Excess Savings Plan as set forth in this document, as it may be amended from time to time.

1.19	“Plan Year” shall mean the calendar year.

1.20	“Predecessor Plan” shall mean the Exelis Inc. Excess Savings Plan as effective immediately prior to the Effective Date.
1.21	“Reporting Date” shall mean each business day on which the New York Stock Exchange is open for business, or such other day as the Committee may determine.

1.22
“Salary” shall mean an Eligible Employee’s “Salary” as such term is defined in the Savings Plan disregarding any reduction required due to the application of the Statutory Compensation Limitation. Salary shall be determined after reduction for deferrals under any other nonqualified deferred compensation program maintained by the Company. In addition to the foregoing, for purposes of the 2014 Plan Year, with respect to each Member who was a member in the Predecessor Plan immediately prior to the Effective Date and had amounts transferred from the Predecessor Plan to this Plan effective as of the Effective Date, “salary” shall also include the Eligible Employee’s “salary” as such term is defined in the Predecessor Plan earned on or after January 1, 2014, and before the Effective Date.

1.23	“Savings” shall have the meaning set forth in the Savings Plan.
1.24	“Savings Plan” shall mean the Vectrus 401(k) Plan (formerly known as the Exelis Systems Corporation Retirement and Savings Plan) as amended from time to time.

1.25	“Statutory Compensation Limitation” shall mean the limitations set forth in Section 401(a)(17) of the Code as in effect each calendar year for the Savings Plan.
1.26	“Specified Employee” shall mean a “specified employee” as such term is defined in the Treasury Regulation promulgated pursuant to Section 409A of the Code, as modified by the rules set forth below:

(a) For purposes of determining whether a Member is a Specified Employee, the compensation of the Member shall be determined in accordance with the definition of compensation provided under Treas. Reg. § 1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code, without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

(b) The “Specified Employee Identification Date” means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Corporation or any Associated Company.

(c) The “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date or such earlier date as is selected by the Committee.

1.27
“Termination of Employment” shall mean a “Separation from Service” as such term is defined in the Treasury Regulation promulgated pursuant to Section 409A of the Code, as modified by the rules described below:

(a) A Member who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Termination of Employment on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (18-month anniversary for a disability leave of absence) or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Member to be unable to perform the duties of his job or a substantially similar job.

(b) For purposes of determining whether another organization is an Associated Company of the Corporation, common ownership of at least 50% shall be determinative.

(c) The Corporation specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Termination of Employment with respect to the Member providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code.

Whether a Termination of Employment has occurred shall be determined by the Committee in accordance with Section 409A of the Code, the regulation promulgated thereunder, and other applicable guidance, as modified by rules described above. The terms or phrases “terminates employment,” “termination of employment,” “employment is terminated,” or any other similar terminology shall have the same meaning as a “Termination of Employment.”

1.28
“Vectrus Employee” shall mean an Employee who is employed by or assigned to Vectrus, Inc. following the spin-off of Vectrus, Inc. from the Predecessor Corporation, including former Employees of the Predecessor Corporation who are determined by the Predecessor Corporation to be associated with Vectrus, Inc.

ARTICLE II — PARTICIPATION
2.01 Eligibility

(a)	(i)
 An Employee shall be an Eligible Employee as of the Effective Date with respect to the period beginning on the Effective Date and ending on December 31, 2014, if the Employee (A) is eligible to participate in the Savings Plan during that period, (B) was an Eligible Employee under the terms of the Predecessor Plan with respect to the calendar year beginning January 1, 2014 and (C) his Salary in that calendar year exceeds the Statutory Compensation Limitation in effect for that particular year.

(ii)
Effective as of January 1, 2015, an Employee shall be an Eligible Employee for the portion of a particular Plan Year during which (A) the Employee is eligible to participate in the Savings Plan and (B) the Eligible Employee’s Salary in that Plan Year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.

(b)	Upon reemployment by the Company, an Employee shall become an Eligible Employee again only upon completing the eligibility requirement described in Section 2.01(a).

2.02 Participation

An Eligible Employee shall become a Member when contributions are credited on his behalf pursuant to Article 3, or, with respect to each individual who was a member in the Predecessor Plan immediately prior to the Effective Date and had amounts transferred from the Predecessor Plan to this Plan, as of the Effective Date.

2.03 Termination of Participation

(a) A Member’s participation in the Plan shall terminate when the vested values of the Member’s Account under the Plan are totally distributed to, or on behalf of, the Member.

(b) Upon reemployment by the Company, a former Member shall become a Member again only upon completing, subsequent to his reemployment, the eligibility and participation requirements of Section 2.01 and 2.02, respectively.

ARTICLE III — EXCESS SAVINGS PLAN CONTRIBUTIONS
3.01 Amount of Contributions

For any Plan Year, the amount of contributions credited under the Plan on behalf of a Member pursuant to this Article 3 shall be equal to the Excess Matching Contributions determined under (a) below:

(a)	Excess Matching Contributions

With respect to the portion of the year beginning on the Effective Date and ending on December 31, 2014, Excess Matching Contributions shall be credited on behalf of the Member equal to the result of (i) minus (ii) as follows, provided that the Member was eligible in that year for Company Matching Contributions:

	(i)	four percent (4%) of the portion of such Eligible Employee's Salary for the 2014 Plan Year that exceeds the Statutory Compensation Limitation for that year, minus

(ii)
the amount of Excess Matching Contributions credited on the member's behalf under the Predecessor Plan for the portion of the 2014 Plan Year beginning on January 1, 2014, and ending September 26, 2014.

With respect to Plan Years commencing on and after January 1, 2015, the amount of Excess Matching Contributions credited for each particular Plan Year to the Account of a Member who is eligible in that year for Company Matching Contributions shall be equal to four percent (4%) of the portion of such Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that year.

(b)
The contributions credited on a Member’s behalf pursuant to paragraph (a) above shall be credited to a Member’s Account at the same time as they would have been credited to his accounts under the Savings Plan if not for the application of the Statutory Compensation Limitations.

3.02	Investment of Account

A Member shall have no choice or election with respect to the investments of his Account. As of each Reporting Date, there shall be credited or debited an amount of earnings or losses on the balance of the Member’s Account as of such Reporting Date which would have been credited had the Member’s Account been invested in the Stable Value Fund maintained under the Savings Plan, or such other fund as determined by the “PFTIC”, as such term is defined in the Savings Plan.

3.03	Vesting of Accounts

The Member shall be fully vested in all amounts credited to his or her Account, including, with respect to each individual who was a member in the Predecessor Plan immediately prior to the Effective Date, the amounts transferred from the Predecessor Plan to this Plan effective as of the Effective Date.

3.04 Individual Accounts

(a) The Committee shall maintain, or cause to be maintained, on the book of the Corporation records showing the individual balances of each Member’s Account (or subaccounts). At least once a year, each Member shall be furnished with a statement setting forth the value of his Account.

(b) Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical earnings or losses on the amounts credited on a Member’s behalf under this Plan can be credited or debited, as the case may be.

3.05 Valuation of Accounts

(a) The Committee shall value or cause to be valued each Member’s Account at least quarterly. On each Reporting Date, there shall be allocated to the Account of each Member the appropriate amount determined in accordance with Section 3.02.

(b) Whenever an event requires a determination of the value of a Member’s Account, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.

ARTICLE IV — PAYMENT OF CONTRIBUTIONS
4.01 Commencement of Payment

(a) Except as otherwise provided below, a Member shall be entitled to receive payment of his Account as determined under Section 3.04 upon his Termination of Employment with the Company and all Associated Companies for any reason, other than death. The distribution of such Account shall be made in the seventh month following the date the Member’s Termination of Employment occurs.

(b) In the event of the death of a Member prior to the full payment of his Account, the unpaid portion of his Account shall be paid to his Beneficiary in the month following the month in which the Member’s date of death occurs.

4.02 Method of Payment

The payment of such Member’s Account shall be made in a single lump sum payment.
4.03 Payment upon the Occurrence of a Change in Control

Upon the occurrence of a Change in Control, all Members shall automatically receive the balance of their Account in a single lump sum payment. Such lump sum payment shall be made within 90 days of the date the Change in Control occurs. If the Member dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

ARTICLE V — GENERAL PROVISIONS
5.01 Funding

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation.

5.02 No Contract of Employment

The Plan is not a contract of employment and the terms of employment of any Member shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or an Associated Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Member and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all agreements entered into pursuant thereto.

5.03 Unsecured Interest

Neither the Corporation nor the Board of Directors nor the Committee in any way guarantees the performance of the investment fund designated under Section 3.02. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Member hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Member or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

5.04 Facility of Payment

In the event that the Committee shall find that a Member or Beneficiary is unable to care for his affairs because of illness or accident or has died, or if a Beneficiary is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall thereby be a complete discharge of the liabilities of the Corporation and the Plan for that payment.

5.05 Withholding Taxes

The Company or an Associated Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
5.06 Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

5.07 Transfers

(a) In the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation, and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the liabilities with respect to the benefits accrued under this Plan for a Member who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall, at the discretion and direction of the Corporation (and approval by the new employer), be transferred to a similar plan of such new employer and become a liability thereunder. Upon such transfer

(and acceptance thereof) the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.

(b) Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Member under a plan maintained by such Member’s former employer may be transferred to this Plan and upon such transfer become the obligation of the Corporation.

5.08 Claims Procedure

(a)	Submission of Claims
Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

(b)	Denial of Claim
If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the Plan’s claim review procedure, including. information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review.

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

(c)	Claim Review Procedures

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Committee (or the committee designated by the Company to hear such appeals, the “Appeals Committee) shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d) Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.

5.09 Compliance

The Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

5.10 Acceleration of or Delay in Payments
The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Member hereunder, provided such acceleration is permitted under Treas. Regs. Section 1.409A-3(j)(4).

The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Member hereunder, to the extent permitted under Treas. Regs. Section 1.409A-2(b)(7).

5.11 Construction

(a) The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, to the extent such laws are not superseded by applicable federal laws.

(b) The masculine pronoun shall mean the feminine wherever appropriate.

(c) The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

(d) The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions thereof.

ARTICLE VI — AMENDMENT OR TERMINATION

6.01 Right to Terminate
Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board of Directors, terminate this Plan and the related deferral agreements at any time. To the extent consistent with the rules relating to Plan terminations and liquidation in Treasury Regulations Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Corporation may provide that each Member or Beneficiary shall receive a single sum payment in cash equal to the balance of the Member’s Account. The single sum payment shall be made within 90 days following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or Beneficiary under this Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Account until distributed pursuant to the terms of the Plan.

6.02 Right to Amend
The Board of Directors or its delegate may amend or modify this Plan in any way either retroactively or prospectively. However, except that without the consent of the Member or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person’s right to receive any benefit accrued hereunder prior to the date of such amendment or modification, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Section 4.03.

ARTICLE VII — ADMINISTRATION
7.01 Administration

(a)
The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.

(b)
To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.